Exhibit 99.1
Advocat Inc.
Conference Call — Second Quarter 2011 Results
August 10, 2011
Operator:
Good Morning and welcome to the Advocat Second Quarter Conference Call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and these statements involve risks and uncertainties that may cause actual events, results, and/or performance to differ materially from those indicated by such statements. You are encouraged to review the risk factors and Forward-Looking Statements disclosures the Company has provided in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as well as in its other public filings with the Securities and Exchange Commission.
During today’s call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our press release furnished under Form 8-K.
I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you Mary. As noted in our press release and 10Q filed yesterday, our quarterly results were outstanding, led by tremendous growth in our Medicare and managed care census and highlighted by earnings of $0.48 per share, which is more than three times earnings experienced in the same quarter last year. Our skilled census was at a record high level for our Company. Our results reflected the investments we are making in our strategic operating initiatives. We also announced the quarterly dividend for the third quarter of 2011.
During the quarter, we saw significant improvement in several key performance measurements compared to last year: Medicare and managed care average daily census increased 10.7% to 685 patients, or 16.5% of total census, and our Medicare average rate per day increased by 19.4%.
The second quarter included expense investment of $1.7 million related to our strategic growth initiatives. We have already experienced a return on these investments, demonstrated by the increase in skilled mix, and we expect that the full benefits will continue to build over the course of several months.
At this point, Glynn Riddle, our Chief Financial Officer, will review the quarterly financial results, including a more thorough review of the investment expenditures.
Glynn Riddle:
Thank you, Will. We issued a press release yesterday covering the 2011 second quarter results, and filed our Quarterly Report on Form 10-Q. Significant operating and financial metrics for continuing operations of Advocat for the second quarter of 2011 compared to the same quarter last year include:
•	Revenue increased by 10.7% to $79.2 million compared to $71.5 million.

•	Average daily skilled census, including Medicare and managed care, increased 10.7%.

•	The combined Medicare and Managed Care average daily census was the highest level in our history.

•	Our average Medicare rate was 19.4% higher, primarily as a result of the inflation increase, higher acuity patients and other Medicare changes effective October 1st, 2010.

•	Our expenses in 2011 include approximately $1.7 million for investment spending initiatives to improve skilled mix and occupancy.
As a percentage of revenue, operating costs continued to decrease to 75.5% of revenue in 2011 from 78.9% in 2010. This decrease is an especially noteworthy accomplishment by our staff considering the additional spending for operating initiatives to improve skilled mix and occupancy. The $1.7 million in investment spending consisted of $1.1 million in operating expenses and $600,000 in general and administrative expenses. These amounts include approximately $700,000 in nursing center staffing costs to improve our ability to market to and care for high acuity patients, $400,000 for costs of additional nursing center wages that resulted from the transition to the new MDS 3.0 patient assessment tool, $600,000 in administrative costs for training and implementation of electronic medical records and additional administrative costs for oversight and planning for these initiatives. While we have already experienced improvements in skilled mix, there is typically a time delay between making such investments and attaining the full benefits we expect in our operations. As such we expect to see additional gains in skilled mix and occupancy over the next several quarters.
Labor is our largest cost, and we continued to appropriately manage the cost of caring for our patients. As already noted, we saw an increase of 10.7% in Medicare and managed care average daily census and, as a result, have increased our staffing to provide the appropriate number of personnel, ensuring quality care for these higher acuity patients. In addition to the staffing increases related to our strategic initiatives, we saw an increase of $1.2 million in therapy staffing to support the higher skilled mix.
General and administrative expenses were $6.1 million in 2011 compared to $5.1 million in 2010. In accordance with our plans, costs of our strategic initiatives accounted for approximately $600,000 of this increase.
Next I will discuss Funds Provided by Operations.
We believe this is a valuable metric in gauging the Company’s performance. Funds provided by Operations totaled $6.4 million for 2011, or $1.08 per diluted common share, compared to $3.1 million or $0.53 per diluted common share for 2010. This significant increase is due primarily to higher operating income and lower current income tax expense resulting from favorable tax rules regarding accelerated depreciation allowed on certain capital expenditures.
The computation of Funds provided by operations, including per-share amounts, is summarized in our press release.
At this point, I’ll address the current Reimbursement Outlook.

Last week, CMS issued a final regulation that will reduce Medicare payments to all skilled nursing facilities beginning October 1, 2011 by an estimated 11.1%. The 11.1% decrease is the net effect of a 12.6% parity adjustment offset by a net market basket increase of 1.7%. This final rule provides for cuts of only slightly less than the worst case projected cut of 11.3%. Obviously this is a dramatic change in our reimbursement rates and will necessitate a reevaluation of our efforts and strategic plans. Will is going to provide additional commentary and share more about our plans to respond to this effort.
The Medicaid reimbursement outlook is becoming clearer and we expect to see rate increases in all but one of the states in which we operate, with increases ranging up to 2.0% and having a weighted average net increase in Medicaid rates of approximately 1.0% once all rate changes are fully implemented.
At this time, I will turn the call back to Will.
Will Council:
Thanks Glynn. I will provide an update on our operating initiatives to improve our high acuity patient care capabilities and grow our skilled mix and occupancy.
However, I will first address the Medicare reimbursement reduction beginning in October of this year. The skilled nursing profession provided CMS comments on the proposed increases, suggesting more moderate reductions which would be phased over a period of time. We felt CMS should take additional time for complete data collection before implementing a cut of this magnitude. We believe providing care for patients recovering from acute procedures for short stays before returning home results in savings to the Medicare system. It is unfortunate that CMS did not follow our recommendations. As indicated, the announced cut is approximately 11.1%. We currently project that our impact will be approximately 10.3%, or slightly better than the CMS announced number. That translates to a reduction of approximately $10 million of revenue.
I can point to several factors that give us an opportunity to lessen the impact of the cut.
First of all, our Medicare average daily rate has increased over the last several months because of our focus on attracting short term Medicare patients in need of more acute care. For example, our rate increased approximately 20% this year which was considerably larger than the contribution from the CMS increase last October.
CMS has said it expects Medicare rates for nursing providers to be approximately 3.4% higher in fiscal year 2012 compared to fiscal year ’10, before the increases last fall. However, we currently project our fiscal year ’12 rate to be approximately 7.3% higher than fiscal year ’10. Our increase is higher than CMS, before the increases last fall projects because of the increasing acuity levels of our patients during the comparison period. While we have successfully increased our acuity levels to date, we believe that our strategic initiatives will continue to increase our acuity levels, which can also help mitigate the rate decrease.
Another factor to consider: CMS decreases are focused on therapy utilization, but the nursing RUG levels for reimbursement are not similarly reduced. We have invested in adding skilled nurses and plan to continue this program.
In addition, during the last two years we have invested capital and incurred expenses, some of which will be reduced or completed by the end of this year, thereby contributing to our bottom line.

My focus so far has been on the rate change component of the CMS rule. There are also changes that will impact the provision of therapy services. In particular, group therapy changes will result in one of two things happening — both financially negative. Providers must choose between continuing the utilization of group therapy, but reducing the number of minutes that qualify a patient for a particular RUG level; or stop providing group thereapy and provide individual therapy instead. In the case of the former, revenue will decline. In the latter, costs will increase. We have not utilized group therapy in a major way, with only 4% of our therapy services performed in a group setting. We currently estimate this change will have a negative impact of approximately $800,000, though mitigation of that amount may be possible.
CMS also imposed changes in the therapy assessment process which are difficult to analyze. We are reviewing and evaluating these changes.
Finally, we are also evaluating cost savings opportunities. While we have always tightly contained our costs, we are taking another look at ways in which we can provide cost savings. This is difficult to do at the direct care level. We did not make dramatic changes to our salary levels following the rate increase last fall and we likewise don’t expect to make dramatic changes to salary levels this fall. We have invested the fiscal year 2011 rates in a number of areas that will benefit the company in the long term. Those investments include new positions that are critical in growing our Medicare acuity and census. We are looking at all of our vendor relationships for savings opportunities
To close this topic, Advocat will not be immune from reductions but we are in a strong and flexible position to deal with them. A byproduct of the rate turmoil may be an increase in acquisition opportunities.
Now, I turn to an update on our operating initiatives to improve our high acuity patient care capabilities and grow our skilled mix and occupancy. The four focus areas include: additional skilled nursing and rehabilitation personnel, intensified marketing efforts, EMR deployment, and the acceleration of renovations. Our short-term patients recovering from surgical procedures necessitate a higher level of care and often 24 hour monitoring and assistance. As a result, we are adding skilled nurses and therapists in our nursing centers. Because of the complexity of care, we receive higher reimbursement and fees for these sub-acute services. Despite the higher reimbursement, nursing centers are a cost-effective alternative to extended hospitalization.
Turning to our marketing operations, we have realized growth in patient referrals from hospital discharge personnel, physicians and managed care providers. In the second quarter, our marketing efforts increased Medicare advantage and managed care patients by 44% compared to last year.
We have completed deployment of electronic medical record systems in approximately 75% of our 46 centers and we expect all our centers to have EMR capabilities by the end of 2011. Our EMR initiative is on budget and proceeding according to the established timeline.
As of June 30, we have deployed full EMR in 21 centers and activities of daily living tracking in 13 others. During the balance of 2011, we will deploy full EMR in all nursing centers, at a rate of approximately five to six centers every two months.
We expect total costs to complete our EMR deployment in 2011 to be between $3.1 million and $3.3 million, including $1.8 million in balance sheet capital improvements and the balance in income statement expenses.

As stated previously, our strategic initiatives include accelerating the time frame over which we will renovate the remaining homes in our portfolio. This will allow us to begin to see the benefits of more modern centers sooner and is consistent with our other strategic initiatives designed to make our centers the premier choice in their markets. We have moved forward with these plans and have begun deploying the capital on three leased projects and another significant project at an owned facility. As noted, we will be reevaluating future projects in light of the reduced Medicare rates. However, I believe that the renovations will still be important to our growth and success.
The construction of our new nursing center just outside Huntington, West Virginia continues. Substantial progress is being made on the building and we expect to achieve our goal of an opening in December 2011.
To close the presentation:
•	We had an outstanding quarter and demonstrated growth in key performance measurements and we are particularly pleased with the increases in Medicare and managed care census, funds provided by operations and earnings per diluted share.

•	Our strategic investments continue to provide increased returns.

•	Even with the large expenditures, we are achieving positive financial performance.

•	Despite the significant rate cut, we are in a strong position to continue to grow our business.
At this point, I would ask Mary to open the call up for questions. We do have a couple of questions received via email that we can respond to while people are assembling in the queue.
Q: Can you please amplify what you plan to do to try to mitigate some of the rate cut?
A: We are still reviewing opportunities to expand revenue growth andcut costs that can mitigate some of the rate cut. Some preliminary ideas include:
•	Continued growth in our skilled acuity as our strategic plan is fully implemented — this would serve to grow our Medicare rate and offset some of the cut. We’ve had good success growing this metric in 2011 and believe that we have additional growth to be developed

•	We are reviewing all of our vendor relationships and have asked all of our significant vendors to meet with us over the next 30-45 days to explore savings opportunities. While we don’t expect vendors to be in a position to match the CMS cut, we do believe that vendors serving our profession will be willing to make some concessions and perhaps offer some ideas to save money. This will be all encompassing, but will focus initially on pharmacy, lab and ancillary facility services, medical supplies and food services.

•	We will also carefully watch our facility wage markets for opportunities to limit salary adjustment. However, we must maintain market integrity for our facility positions to avoid costly turnover of facility staff.

•	As we wrap up our EMR implementation this fall, we are also looking for other technological enhancements that can provide ROI opportunities.
I’m not prepared to predict at this time how much of the rate cut we can mitigate, but I do believe that we will be able to mitigate some of the cut.
Q: Congrats on a great quarter. I just really have a lot of questions here. I’d like to start off, basically, is this level of operating leverage that you guys are exhibiting sustainable going forward?
A; We believe that we have the infrastructure we need to support the operations that we’re developing. We have added a lot of positions over the course of the last 8-9 months that are beginning to pay off in terms of growing our Medicare census and also growing our Medicare acuity and we really believe that despite the rate cuts that this continues to be the right course of action for us to follow and the right opportunity for us to pursue and we certainly believe that we are well positioned to continue to develop that process.
Q: Do you see any change going forward in the occupancy rate? I mean it seems pretty stable quarter over quarter. Should we expect year-round this number going forward as well? You know, without the opening of the new facility?
A: We tend to focus a lot more on our skilled mix and a lot less on occupancy, the leverage that we get from the skilled business is so significant to us, and the leverage we get from the non-skilled or Medicaid business just doesn’t seem to do much one way or the other so our focus is going to be on growing our skilled mix with a lot less focus on total occupancy. Having said that, I do believe that we will maintain occupancy at consistent levels, plus a percent or minus a percent, over the course of the near term. I just think our focus is on growing the skilled mix. We have deployed an enhanced marketing function at all of our facilities and we’re in the process of really bringing that to fruition in terms of fully developing the positions and getting the results that we expect out of that. And that may yield a higher occupancy but the reality is what we’re most concerned about is growing our skilled-mix.
Q: Can you give some more color on the professional liability and what is going on there?
A: In July 2011, we entered into individual agreements to settle nine professional liability cases for approximately $4.6 million, including $700,000 paid from insurance proceeds. These settlements are expected to be paid in full in the third quarter of 2011. The settlement amounts for these claims were accrued as of June 30, 2011.
These cases span a period of several years. As you know, our cash expenditures for professional liability were $6.6 million in 2008, but dropped to around $5 million in both 2009 and 2010, a lower level than expected. It is important to note that it is not typical to settle nine cases in a short time frame. The last time the Company did so was over three years ago in April 2008 when it settled 8 cases for roughly $5 million. It is the Company’s policy to settle cases and resolve professional liability issues as they arise in the manner believed to be in the best interests of shareholders, even if it means there are significant variations in cash expended from quarter to quarter.
Q: So you’re expecting then, we should see $4.6 million professional liability claims, professional liability expense in 3Q, right?
A: For 3Q, there is insurance of about $700,000 to offset that, Joe, so the settlement effect will be about $3.8, plus you’ll have the normal level of legal fees, and others. It’s not going to affect this expense because those claims were accrued at the quarter end. It’s simply going to be a cash outlay.
Q: The Cap Ex for the 6 months, is that a good gauge of a full year number or can we expect, I mean, you had talked about the EMR. Should we book more Cap Ex in the $8-10 million range now?
A: I think with a full year, the 6 month Cap Ex is a good gauge for the full year. Will pointed out in his comments that about $2 million of that Cap Ex is the EMR initiative. That’s going to be non-recurring. That wouldn’t repeat next year but obviously we’ll sit down and take a look at other IT initiatives that our chief information officer and others identify and if we see opportunities like that where we can make an investment to Cap Ex and generate an improvement in operations for a financial return, then we’ll take a look at that.
Joe, our maintenance Cap Ex is sort of in the $5 million plus/minus range. To the extent it goes above that, it would be a pointed investment on our part either in technology or facility renovation or other things that we expect to generate an ROI, so you would expect that if pressed by the rate cut we can probably look for Cap Ex around $5-6 million next year that would be plenty sufficient for us to maintain the integrity of our buildings.
Q: you also talked about your increasing staff to build nursing business. It seems that operating expense comes down quarter over quarter. We’re at $60.9 million in Q1 and came down to $59.7, I’m just trying to see where the discrepancy is on my side. If you’re adding staff, why is that number coming down?

A: What led to some of the quarter to quarter decline, is we’ve got a lot of quarter to quarter of variability in employee health insurance cost, those costs were about $800,000 lower. We pointed this out in the Q, they were about $800,000 lower in the second quarter than they were second quarter last year and roughly that level of magnitude lower than the first quarter.
Q: Should we normalize that number out, that second Q number out for the rest of the year? Is that a good way to look at it?
A: it’s hard to predict what it’s going to do. It’s going to go up and down from quarter to quarter. I wouldn’t normalize....
Q: I understand that, but you have to understand that number also is running a lot of leverage on the business. You got such a low share count that it’s really hard to model out without knowing if it’s going to be consistent or not.
A: Unfortunately speaking specifically to our health insurance, we self-insure for our employee health benefits and we have, in the self-insurance world they typically want you to have in excess of 10,000 lives covered before they can really smooth out the actuarial peaks and valleys of self-insured expenditure exposure there, so we have always been sort of exposed to a wide fluctuation, sometimes from one quarter to the next and certainly from one year to the next, in our employee health costs. So I understand your concern about modeling it but we simply can’t give you any more information than we already know because we just don’t know what hospitalizations of our employees are going to look like in the next 6 months. We are much lower than normal in terms of in-patient days for our employees for the first six months of this year and so we believe that that will probably normalize over the second half of the year but we really have no way to predict or know that.
Q: You guys said, in Medicaid reimbursements, you see a 1% increase in 2011, correct?
A: 1% increase, that’ll start phasing in the third quarter and most of its coming in the third quarter and some of the states we’re in will actually increase in the fourth quarter.
Q: And Medicare reimbursements decreased quarter over quarter by 7%, right? In Q1 and Q2, I mean, do you expect then the full 11% to hit the third quarter? Or the full 10.3% to hit the third quarter?
A: The 7% you’re referring to, Joe, is a number that Will was quoting in terms of, we expect, after the cuts, we still expect our fiscal 2012 rate to be 7% higher than our fiscal 2010 rate.
Q: No, that’s not what I’m saying, I’m saying, ok, so when are those cuts going to actually take place?
A: Those cuts will be implemented effective October 1 of 2011, the government’s fiscal year. The government year 2012 begins October 1.
Since there’s nobody else in the queue, that concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.